This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 16, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Caribou Merger Corporation by Lehman Brothers Inc. or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           COPLEY PHARMACEUTICAL, INC.

                                       AT

                          $11.00 NET PER SHARE IN CASH

                                       BY

                           CARIBOU MERGER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                         TEVA PHARMACEUTICALS USA, INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                     TEVA PHARMACEUTICAL INDUSTRIES LIMITED

         Caribou Merger Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Teva Pharmaceuticals USA, Inc. ("Teva USA"), a Delaware corporation and an indirect wholly owned subsidiary of Teva Pharmaceutical Industries Limited ("Teva"), a corporation organized under the laws of Israel, is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Copley Pharmaceutical, Inc., a Delaware corporation (the "Company"), at a purchase price of $11.00 per share net to the seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 16, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 13, 1999 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

         The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, a number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (excluding options the exercise price of which is equal to or greater than the Offer Price) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to other terms and conditions.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 9, 1999, by and among Teva USA, Purchaser, and the Company (the "Merger Agreement"). The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "Delaware Code"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger, each issued and outstanding Share (subject to certain exceptions, including for Shares as to which dissenters' rights are perfected and exercised under the Delaware Code) will be converted into the right to receive $11.00 in cash, without interest thereon. The obligations of Teva USA under the Merger Agreement have been guaranteed by Teva.

         In connection with the Merger Agreement, Teva USA and Purchaser have entered into an agreement dated as of August 9, 1999 with Hoechst Corporation (the "Selling Stockholder") which beneficially owns an aggregate of 9,934,100 Shares, or approximately 51% of the issued and outstanding Shares, pursuant to which, among other things, the Selling Stockholder has agreed to tender its Shares in the Offer.

         THE BOARD OF DIRECTORS OF THE COMPANY, INCLUDING THE MEMBERS OF THE SPECIAL COMMITTEE OF THE INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF SHARES ("STOCKHOLDERS"), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to IBJ Whitehall Bank & Trust Company, as depositary (the "Depositary"), of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined in the Offer to Purchase) with respect thereto),
(ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for shares be paid by Purchaser, regardless of any extension of the offer or any delay in making such payment.

         Subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after October 15, 1999. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or is a member in good standing of a recognized Medallion Signature Guarantee Program, (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers listed below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. None of Teva, Teva USA or Purchaser will pay any fees or commissions (other than to the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free: (800) 322-2885


                      The Dealer Manager for the Offer is:

                                 LEHMAN BROTHERS
                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                         Call Collect: (212) 526-2411 or
                                 (212) 526-2843

August 16, 1999

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